                                                                    EXHIBIT e(2)





                             DISTRIBUTION AGREEMENT

                              ___________ __, 2000

Credit Suisse Asset Management
    Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

               This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Global Telecommunications Portfolio of Warburg Pincus Trust (the "Trust") under terms of the Distribution Agreement between the Trust and Credit Suisse Asset Management Securities, Inc., dated August 1, 2000.

               Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                               Very truly yours,
                                               WARBURG PINCUS TRUST

                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By:
     ---------------------------------
     Name:
     Title: